Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

i3 Verticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (4)	Maximum Aggregate Offering Price (4)	Fee Rate	Amount of Registration Fee
Equity	i3 Verticals, Inc. 2018 Equity Incentive Plan Class A common stock, par value $0.0001 per share	Other (4)	1,291,138 (2)	$23.45	$30,277,186.10	0.0000927	$2,806.70
Equity	i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan Class A common stock, par value $0.0001 per share	Other (4)	1,500,000 (3)	$23.45	$35,175,000.00	0.0000927	$3,260.72
Total Offering Amounts		___	___	___	$65,452,186.10	___	$6,067.42
Total Fee Offsets		___	___	___	___	___	___
Net Fee Due		___	___	___	___	___	$6,067.42

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of i3 Verticals, Inc. (the “Registrant”) which may be offered and issued pursuant to the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) or the Registrant’s 2020 Acquisition Equity Incentive Plan, as amended (the “2020 Acquisition Plan,” and collectively with the 2018 Plan, the “Plans”) in order to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2) Reflects an automatic increase to the number of shares of Class A common stock reserved for issuance pursuant to future awards under the 2018 Plan, which annual increase is provided for in the 2018 Plan.
(3) Represents shares of Class A common stock added to the 2020 Acquisition Plan pursuant to the first amendment to the 2020 Acquisition Plan, effective May 4, 2021, which increased the number of shares of Class A common stock available for issuance under the 2020 Acquisition Plan from 1,500,000 to 3,000,000 (the “First Amendment”).
(4) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $23.45 per share, which is the average of the high and low prices of Class A common stock, as reported on the Nasdaq Global Select Market, on February 7, 2022.